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                                                                   Exhibit 10.7


DECEMBER 2000 AMENDMENT TO OEM AGREEMENT DATED APRIL 19, 1999

     This Amendment to OEM Agreement (the "Amendment") is entered into as of December 21, 2000 by and between Sonic Innovations, Inc., a Delaware corporation ("Sonic"), and Starkey Laboratories, Inc., a Minnesota corporation ("Starkey").

RECITALS

     WHEREAS, Sonic and Starkey are party to an OEM Agreement dated April 19, 1999, which has been amended from time to time (the "Original Agreement" and, together with any and all subsequent amendments, the "Agreement"); and

     WHEREAS, the parties wish to amend the Agreement as more fully described herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, Sonic and Starkey agree as follows:

     1. Restatement of Framework. The following describes in its entirety the Agreement between Sonic and Starkey with respect to the framework governing current and future purchase orders made under the Agreement:

          a. Provisions in Force. The following Sections of the Original Agreement are hereby incorporated by reference in their entirety:
               Sections 1, 2, 3.2(a), 3.2(c) (except that the reference to "Section 3.2(b)" shall be replaced by "the applicable purchase order"), 4.4, 4.5, 4.6, 5, 6, 7, 8, 9, 10, 12, 13, 14, 15. All
               other provisions of the Original Agreement, as amended, not specifically referenced are hereby terminated.

          b. Amendment of Certain Definitions. Sections 1.2 and 1.5 of the Original Agreement, are hereby amended as follows:

          (i)       Section 1.2. Section 1.2 shall be amended to read in its
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                    entirety: "'Hybrid' shall mean Sonic's proprietary
                    integrated circuit for digital signal processing known as the 'Strata' product as previously shipped to Starkey."

          (ii)      Section 1.5. Section 1.5 shall be amended to read in its
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                    entirety: "'Specifications' shall mean the specifications
                    for the use and operation of the 'Strata' product as previously shipped to Starkey."

     2. Current Obligations. Notwithstanding the provisions of paragraph 1 above, but without in any way waiving the application of paragraph 1 to future purchase orders, the following sets forth the current obligations of the parties:

          a. Payment of $3,485,180.50 due by December 28, 2000 for previous shipments of components.

          b. Payments due January 7, 2001 - March 28, 2001, as set forth on the schedule attached as Exhibit A.

          c. Purchase order # 151919-0 dated September 11, 2000 (see paragraph 3 below).

     3. Amendment of Purchase Order # 151919-0. The parties agree that Starkey's purchase order # 151919-0,
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which originally reflected an order of 26,667 OEM NR Hybrids ("NR Hybrids"), is superceded by the two purchase orders listed below for an aggregate of 26,000 Strata Hybrids ("Strata Hybrids"). Sonic has previously shipped, and Starkey has received and accepted, 667 NR Hybrids under Starkey purchase order # 151919-0, which completed that purchase order as modified. Contingent on Starkey's timely performance of the obligations set forth in this Amendment (particularly the payment of $3,485,180.50 by December 28, 2000 referenced in paragraph 2(a) above), Sonic will fill the following orders:

          a. Purchase Order # 154742-0: 13,000 Strata Hybrids on or before December 31, 2000. Starkey shall pay Sonic $1,950,000 for these Strata Hybrids net 90 days after the date of shipment of the Strata Hybrids by Sonic to Starkey.

          b. Purchase Order # 154743-0: 13,000 Strata Hybrids on or before March 16, 2001. Starkey shall pay Sonic $1,950,000 for these Strata Hybrids net 90 days after the date of shipment of the Strata Hybrids by Sonic to Starkey.

     4. Further Agreements. The parties further agree as follows:

          a. Hybrid Exchange. Sonic will exchange 11,600 Strata Hybrids for 15,000 unused IC-1 Hybrids ("IC-1 Hybrids") that Starkey has in inventory. Starkey must deliver the 15,000 IC-1 Hybrids to Sonic no later than December 22, 2000, and Sonic will ship the 11,600 Strata Hybrids to Starkey no later than December 31, 2000. If Starkey returns fewer than 15,000 IC-1 Hybrids, the number of Strata Hybrids shipped in exchange will be proportionately reduced. This provision supercedes all previous agreements regarding exchanges. Sonic and Starkey agree that there will be no further returns of IC-1 Hybrids for any reason.

          b. Correction of Record. As reflected in the joint press release that accompanies this Amendment as Exhibit B, which is initialed by Bill Austin to certify its accuracy, Mr. Austin agrees to correct the record concerning previous statements in which Mr. Austin was misquoted in the Bloomberg News.

          c. Good Standing. Sonic and Starkey agree that this Amendment sets forth the entirety of current obligations between the parties and that each party has faithfully and fully performed all other contractual obligations toward the other party, including but not limited to all quality requirements otherwise owed to date.

          d. Future Business. Future business between the parties shall be on a purchase order basis. Unless otherwise provided in a writing signed by both parties, such purchase orders will be governed by the framework set forth in paragraph 1 above. Payment and delivery terms shall be established at the time of each order. Starkey may place orders solely in its discretion. Sonic may accept orders solely in its discretion. There shall be no stated minimum order requirements.

     5. Time of the Essence. The parties agree that time is of the essence, particularly with regard to paragraphs 2, 3 and 4(a).

     6. Entire Agreement. This Amendment, including the Exhibits attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supercedes all prior and contemporaneous understandings or agreements, whether written or oral, between Sonic and Starkey with respect to such subject matter. In the event of any conflict between the terms of any purchase order, confirmation or invoice and the terms of this Amendment, this Amendment shall govern. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by the duly authorized representatives of both parties. Purchase orders shall not be deemed amendments.

     7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, each of the parties has executed this Amendment as of the day and year set forth above.

SONIC INNOVATIONS, INC.                 STARKEY LABORATORIES, INC.

By: /s/ Jorgen Heide                    By: /s/ Jerome C. Ruzicka
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    Jorgen Heide                            Jerome C. Ruzicka
    VP International & OEM                  President